Exhibit 99.1

Hercules Appoints Dr. Rodney A. Ferguson, Ph.D. to its Board of Directors

PALO ALTO, Calif., July 13, 2015 - Hercules Technology Growth Capital, Inc. (NYSE: HTGC), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life sciences, and energy & renewable technology, at all stages of development, today announced that effective July 7, 2015, Dr. Rodney A. Ferguson, a life sciences veteran and co-founder of Panorama Capital, was appointed to the Hercules Board of Directors.

Dr. Ferguson will serve on Hercules’ Compensation Committee.

Dr. Ferguson is a co-founder of Panorama Capital, a venture capital firm which spun off from JPMorgan Partners (“JPMP”) in July 2006, where he focuses primarily on life sciences investments. Prior to that, from 2001 to 2006, he was a Managing Director at JPMP in their life sciences venture practice. From 1999 to 2001, Dr. Ferguson was a partner at InterWest Partners (“InterWest”), a venture capital firm, where he focused on life sciences investments. Before joining InterWest, he held a variety of management positions over an 11-year career at Genentech, Inc., most recently as Senior Director of Business and Corporate Development responsible for worldwide licensing transactions for both technology and pharmaceutical products. Prior to joining Genentech in 1988, Dr. Ferguson was an associate with the law firm McCutchen, Doyle, Brown, & Enersen from 1984 to 1988.

Dr. Ferguson has served on the technology advisory board of The Economist since 2004. Dr. Ferguson has served on the boards of directors of Itero BioPharmaceuticals, Inc. and CardioKinetix, Inc. since 2008 and on the board of directors of Alvine Pharmaceuticals, Inc. since 2013. Dr. Ferguson also serves as chairman of the board of InnVision Shelter Network, a non-profit organization, and has been a member of its board of directors since 2008. Dr. Ferguson received a Bachelor of Science degree with honors in Biochemistry from the University of Illinois, a Ph.D. in Biochemistry from the State University of New York at Buffalo, and a J.D. cum laude from Northwestern University.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life sciences, and energy & renewable technology, at all stages of development. Since inception (December 2003), Hercules has committed more than $5.2 billion to over 320 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

650-289-3060 HT-HN

mhara@htgc.com

or

Muirfield Partners

Mickey Mandelbaum, 310-785-0810

mickey@muirfieldpartners.com

or

Muirfield Partners

Maya Pogoda, 310-785-0810

maya@muirfieldpartners.com

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